UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): February 26, 2007

Trustreet Properties, Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-13089	75-2687420
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

450 South Orange Avenue

Orlando, Florida 32801

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (407) 540-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01.	Changes in Control of Registrant.

On February 26, 2007, Trustreet Properties, Inc. (the “Company”) completed its merger (the “Merger”) with and into TSY-FF Acquisition Company, Inc. (“Merger Sub”) and the other transactions contemplated by that certain Agreement and Plan of Merger, dated as of October 30, 2006, as amended (the “Merger Agreement”), by and among the Company, CNL APF Partners, LP (“CNL Partnership”), General Electric Capital Corporation (“GECC”), FF-TSY Holding Company, Inc. (“Holding Company”), Merger Sub and Franchise-TSY Acquisition, LLC (“Partnership Merger Sub”). Merger Sub is the surviving corporation in connection with the Merger. Holding Company, Merger Sub and Partnership Merger Sub are indirectly wholly-owned by GECC.

Under the terms of the Merger Agreement, in connection with the Merger, holders of the Company’s common stock (other than the Company and its subsidiaries) are entitled to receive $17.05 in cash, without interest and less any applicable withholding taxes (the “Merger Consideration”), for each share of common stock issued and outstanding and held by such holders immediately prior to the effective time of the Merger. In addition, holders of the Company’s Series A Cumulative Convertible Preferred Stock (other than the shares owned by the Company and its subsidiaries) are entitled to receive $25.00 plus $0.30559, which is the amount equal to the accrued and unpaid dividends through and including the effective time of the Merger. Each share of the Company’s 7.5% Series C Cumulative Convertible Preferred Stock outstanding immediately prior to the effective time of the Merger has been converted into, and cancelled in exchange for, the right to receive one share of 7.5% Series C Redeemable Convertible Preferred Stock of Merger Sub.

In addition, in connection with the merger of Partnership Merger Sub with and into CNL Partnership (the “Partnership Merger”), holders of limited partnership units (“LP Units”), other than those partnership units held by the Company and its subsidiaries, will be entitled to $17.05 in cash, without interest and less any applicable withholding taxes, for each LP Unit that they owned in CNL Partnership immediately prior to the effective time of the Partnership Merger.

A copy of the press release issued by the Company relating to the closing of the Merger and the Partnership Merger is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 8.01	Other Events.

Also on February 26, 2007, the Company entered into a supplemental indenture (the “Supplemental Indenture”) with FF-TSY Holding Company II, LLC, a Delaware limited liability company (“FF-TSY LLC”) and wholly-owned subsidiary of the Company, FF-TSY Holding Company II, Inc., a Delaware corporation and wholly owned subsidiary of the Company, and Wells Fargo Bank, National Association, as trustee (the “Trustee”), which amends the indenture dated as of March 23, 2005 by and between the Company and the Trustee (the “Original Indenture”) governing the Company’s $300 million aggregate principal amount of 7 1/2% Senior Notes due April 1, 2015 (the “Notes”). The Supplemental Indenture was entered into in connection with the assignment by the Company of all of its assets and liabilities to FF-TSY LLC immediately prior to the Partnership Merger in accordance with the Merger Agreement and expressly provides for the assumption by FF-TSY LLC of, and the full release of the Company from, all obligations of the Company with respect to the Notes and under the Original Indenture. A copy of the Supplemental Indenture is filed herewith as Exhibit 4.1 and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits

4.1	Supplemental Indenture, dated as of February 26, 2007, by and among Trustreet Properties, Inc., FF-TSY Holding Company II, LLC, a Delaware limited liability company, FF-TSY Holding Company II, Inc., a Delaware corporation, and Wells Fargo Bank, National Association, as trustee.

99.1	Press Release dated February 26, 2007 issued by Trustreet Properties, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 26, 2007

TSY-FF Acquisition Company, Inc. (as surviving corporation of its merger with Trustreet Properties, Inc.)

By:	/s/ Greg R. Nielsen
Greg R. Nielsen
Secretary and Vice President

EXHIBIT INDEX

Exhibit Number
4.1	Supplemental Indenture, dated as of February 26, 2007, by and among Trustreet Properties, Inc., FF-TSY Holding Company II, LLC, a Delaware limited liability company, FF-TSY Holding Company II, Inc., a Delaware corporation, and Wells Fargo Bank, National Association, as trustee.

99.1	Press Release dated February 26, 2007 issued by Trustreet Properties, Inc.